CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Mountain Top Properties, Inc.

We hereby consent to the incorporation of our report dated May 20, 2021 relating to our audit of the balance sheets of Mountain Top Properties, Inc. as of December 31, 2020 and 2019, the related statements of operation, stockholder's equity, and cash flows, for each of the two years in the period ended December 31, 2020 included in the Annual Report of Mountain Top Properties, Inc. on Form 10-K for the year ended December 31, 2021.

/s/Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: April 18, 2022